Exhibit 10.1
* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
PHARMACY SERVICES AGREEMENT
     This Pharmacy Services Agreement (the “Agreement”) is effective this 1st day of May, 2007 by and among PRISON HEALTH SERVICES, INC., a Delaware corporation, CORRECTIONAL HEALTH SERVICES, LLC, a New Jersey limited liability company, whose sole member is Prison Health Services, Inc. (hereinafter collectively referred to as “PHS”) and MAXOR NATIONAL PHARMACY SERVICES CORPORATION, a Texas corporation (“Maxor”).
     WHEREAS, PHS is in the business of providing correctional health care services through contracts with various state and local government entities (“Clients”, as further defined herein); and
     WHEREAS, Maxor operates a pharmacy licensed in the State of Tennessee and other United States jurisdictions; and
     WHEREAS, Maxor is in the business of providing Pharmaceuticals (as hereinafter defined) and pharmaceutical services in correctional settings for various state and local government entities; and
     WHEREAS, Maxor, Secure Pharmacy Plus, LLC and PHS have entered into an Asset Purchase Agreement effective as of April 30, 2007 (“Purchase Agreement”), pursuant to which the parties thereto contemplated the execution of this Agreement; and
     WHEREAS, PHS is in need of Pharmacy Services (as defined herein) from Maxor so PHS may provide such services to its Clients; and
     WHEREAS, the Parties wish to enter into this Agreement to set out the terms and conditions under which Maxor will provide Pharmacy Services to PHS.
     NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and other good and valuable consideration set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.01 Definitions. The following defined terms are used in this Agreement:
(a)	“Actual Acquisition Cost” (“AAC”) [ ]*

(b)	“Applicable Laws” means, in respect of an activity or undertaking, all laws, statutes, by-laws, rules, publicly available guidelines and policies, regulations, orders, notices, ordinances, and judgments of any government, regulatory authority, governmental department, agency, commission, board, tribunal, court or other law, rule or regulation-making entity having jurisdiction on behalf of the U.S. Government or any state or other subdivision thereof, or any municipality, district or other subdivision thereof, in which such activity or undertaking is carried out.

Applicable Laws shall include without limitation: (i) the Prescription Drug Marketing Act; (ii) the Federal Controlled Substances Act; (iii) the Federal Food, Drug and Cosmetics Act; (iv) any state laws relating to the dispensing of Pharmaceutical Products; (v) laws relating to billing or sales practices; and (vi) laws relating to contracting with governmental entities.

(c)	“Clinical Pharmacist” is defined as a registered pharmacist with education, experience and/or advanced training in clinical pharmacy as required by Applicable Laws.

(d)	“Confidential Information” means information which a party considers to be confidential or proprietary. Confidential Information shall include, without limitation, information relating to Clients and provider identities; reimbursement procedures; claims adjudication procedures; software and financial systems; the specific financial sections and provisions, specific operational aspects, and other information relating to each party’s business which is not generally available to the public, including pricing and other terms set forth in Client contracts or bids or other responses to requests for proposals. Each party’s Confidential Information shall also include confidential proprietary information which a third party has disclosed to a party, and which such party is obligated to maintain as confidential.

(e)	“Client” means, on any relevant date, a state or local government entity, agency, political subdivision or privately owned or operated correctional facility that, on such date, contracts with PHS for the provision of Pharmacy Services.

(f)	“Client Agreement” means an agreement between a Client and PHS pursuant to which PHS provides health care services, including Pharmacy Services, to Inmates in the custody of the Client.

(g)	“Damages” has the meaning set forth in Section 7.02 below.

(h)	“Dispensing Fee” means the fee to which Maxor is entitled in connection with the dispensing of Pharmaceuticals under a patient specific Order, including refills of such, to Clients or the Client’s clients hereunder, in such amount as the Parties from time to time agree, and until changed by written agreement between the Parties, the Dispensing Fee in respect of each Order shall be as set forth in Section 3.01;

(i)	“Facility” means those correctional facilities operated by a Client at which PHS provides health care services under a Client Agreement.

(j)	“Formulary” is defined as a list of federal legend medications and over-the-counter medications developed jointly by Maxor and PHS and published by PHS or a Client for use at a particular Facility.

(k)	“Formulary Medication” is defined as any federal legend medication or over-the-counter medication listed on a Formulary.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
(l)	“Handling Fee” means the fee to which Maxor is entitled in connection with the dispensing of Pharmaceuticals under a non-patient specific Order as set forth in Section 3.01 below.

(m)	“Indemnified Claim” has the meaning set forth in Section 7.03 below.

(n)	“Indemnified Parties” has the meaning set forth in Section 7.02 below.

(o)	“Indemnifying Party” has the meaning set forth in Section 7.03 below.

(p)	“Inmate” is defined as any individual incarcerated at a Facility for which PHS is responsible for delivering healthcare services, except those individuals for whom PHS does not have responsibility.

(q)	“Invoice Cost” [ ]*

(r)	“Medical and Surgical Supplies” shall have the meaning as commonly ascribed in the healthcare industry. Medical and Surgical Supplies do not include dental supplies purchased directly from a wholesaler of such supplies.

(s)	“Night Locker Medications” are defined as backup medications that are stored in a secure area at a Facility for emergency and first time “stat” doses.

(t)	“Non-Formulary Medication” is defined as any federal legend medication or over-the-counter medication not listed on a Formulary.

(u)	“Order” means verbal, electronic, facsimile or other written communication to Maxor from a physician or other health care practitioner (or their authorized agent) located at a Facility, licensed to prescribe Pharmaceuticals under Applicable Law, requesting that Maxor fill and ship one or more Pharmaceuticals to a Facility.

(v)	“Other Party” has the meaning set forth in Section 8.02 below.

(w)	“Parties” means, collectively, Maxor and PHS and “Party” refers individually to either Maxor or PHS.

(x)	“Patient Information” has the meaning set forth in Section 6.01 below.

(y)	“Patient Specific Order” means an Order for a particular Inmate.

(z)	“Pharmaceutical(s)” has the meaning set forth in paragraph 2.02(a)(i) below.

(aa)	“Pharmacy and Therapeutics Committee” is defined as a committee comprised of representatives of Maxor and PHS, which shall meet at least quarterly, or more frequently as required by Client Agreements, to review formulary issues and

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
medication utilization within each Facility and to review new medications that have received approval of the United States Food and Drug Administration. PHS will determine the composition of the committee and the frequency of the meetings.
(bb)	“Pharmacy Services” shall have the meaning set forth in Section 2.02 below.

(cc)	“Pharmacist” means a licensed pharmacist engaged or employed by Maxor to provide pharmacist services in respect of Orders hereunder and for and in respect of whom Maxor is responsible under this Agreement.

(dd)	“Prescription” is defined as a verbal or written order under Applicable Laws, for the preparation and administration of a medicine of a single strength to an individual patient. The amount of medication dispensed at any one time will not exceed thirty (30) days of medication unless otherwise prescribed.

(ee)	“Primary Distributor” [ ]*

(ff)	[intentionally omitted]

(gg)	“Representative” has the meaning set forth in Section 6.02(b) below.

(hh)	“Term” has the meaning set out in Section 8.01 below.
PART II — THE SERVICES
2.01	Exclusivity. During the term of this Agreement, PHS will utilize Maxor exclusively to provide Pharmaceuticals and Medical and Surgical Supplies to PHS in order that PHS may satisfy its obligations to each of its Clients, except for situations in which:
(i)	A Client, in its sole discretion and without any negative influence from PHS, elects or requires PHS to utilize another pharmacy services provider;

(ii)	A Client or the Applicable Laws specifically prohibit the use of Maxor as a contractor or sub-contractor;

(iii)	PHS and Maxor mutually determine it is in the best interest of the Parties for PHS to use another pharmacy services provider for a particular Client;

(iv)	If Maxor materially or persistently fails, cannot or chooses not to perform its duties and obligations or breaches any of its warranties or representations under this Agreement, and such material or persistent failure or breach is not cured within thirty (30) days after receipt of written notice from PHS specifying such material or persistent failure, PHS shall be permitted to use another pharmacy provider or supplier for any and all of its Clients for which such failure or breach remains after the cure

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
period. PHS’ right to use another provider under this paragraph shall be in addition to any and all other rights and remedies PHS has under this Agreement;
(v)	In the event Maxor is subject to any of the occurrences specified in Section 8.02(e) hereunder; or

(vi)	Maxor does not or cannot supply within the timeframes required hereunder the Pharmaceutical or Medical and Surgical Supply item or experiences a temporary outage of such item, in which case PHS may use a Back-up Pharmacy (in accordance with Section 2.02(a)(ix)) or supplier, as applicable.
2.02	The Services. During the term of this Agreement, Maxor will provide the pharmacy services described herein (collectively, the “Pharmacy Services”) for PHS in order that PHS may satisfy its obligations to each of its Clients:
(a)	Medication Fulfillment Services.
(i)	Provide Pharmaceuticals. Source, purchase and provide Formulary and Non-Formulary Medications (“Pharmaceuticals”) to the Facilities, to be dispensed in prescribed dosages and otherwise in accordance with Orders.

(ii)	Dispense. Dispense Pharmaceuticals as set out in Orders utilizing one of the following types of packaging: (i) blister cards for all oral, solid dosage forms (tablets and capsules), including utilization of Unit Dose packaging where required for the return and re-use of Pharmaceuticals; (ii) liquid, oral medications will be dispensed in bulk form unless another format is mandated by the appropriate PHS medical staff and agreed upon between Maxor and PHS; (iii) injectable medications; and (iv) special packaging as requested by the appropriate PHS medical staff and agreed upon by Maxor.

(iii)	Use of Generics. Unless otherwise provided for in the Order or specifically prohibited by Applicable Laws, automatically substitute the lowest cost, generic medication available in compliance with Applicable Laws or as otherwise specified by PHS in advance.

(iv)	Pill Splitting. [ ]*

(v)	Label. Label and package the Pharmaceuticals as required by Applicable Laws and as consistent with industry practices and procedures.

(vi)	Ship. Provide prepaid delivery to Facilities of all Ordered Pharmaceuticals properly ordered by [ ]* (by web entry) and

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
[            ]* (by fax), Monday through Friday and by [ ]* (web entry and fax), Saturday, the following business day (except at those Facilities where Saturday delivery is not available via Maxor’s primary overnight courier and/or such shipments cannot be received on a Saturday). Business days shall include every day, Monday through Saturday, but shall exclude Saturdays at those Facilities where overnight deliveries via Maxor’s primary overnight courier are unavailable and/or shipments cannot be received, Sundays and all shipping holidays recognized by Maxor’s primary overnight courier. For Pharmaceuticals required before they can be delivered via Maxor’s overnight delivery service in accordance with this Agreement, Maxor shall provide delivery through a subcontracted, Back-Up Pharmacy near the Facility. The deadlines imposed in this subparagraph shall not apply to national shortage items or allocated items. Any such pharmaceutical items will be shipped when available to Maxor, unless Order has been previously filled through a Back-up Pharmacy.
(vii)	Delivery. After arrival of each delivery of Ordered Pharmaceuticals, PHS shall promptly notify Maxor in writing of any incorrectly delivered Pharmaceutical or physical damage which is apparent from a review of the temperature tales and an external physical review of the packaged Pharmaceuticals. If PHS fails to give such notice, then such Pharmaceuticals shall be conclusively presumed to be accepted by PHS and Maxor shall have no further obligation to PHS in relation to such Pharmaceuticals. Any defect or damage that is not identifiable from a review of the temperature tales and an external physical review of the packaged Pharmaceutical shall remain grounds for rejection of Pharmaceuticals, provided PHS notifies Maxor within 72 hours of delivery of the Pharmaceuticals, except for defect or damage of Pharmaceuticals as a result of temperature related issues, in which case notification must be within 24 hours of delivery. Upon receipt of notification from PHS of any incorrect delivery, defect or damage in accordance with this Agreement, Maxor shall supply replacement Pharmaceuticals on a timely basis at no additional charge to PHS, or if, in the discretion of PHS, the Pharmaceutical needs to be obtained from a Back-Up Pharmacy, Maxor shall credit PHS the full amount charged to PHS for the Pharmaceutical, including the applicable Dispensing or Handling Fee charged to PHS or the Order. Title to, and risk of loss of, each shipment of Ordered Pharmaceuticals to PHS under the terms of this Agreement shall pass to PHS upon the receipt by PHS of the Ordered Pharmaceutical at each Facility.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
(viii)	Service Level. Maxor will deliver to PHS properly ordered Pharmaceuticals within the time requirements specified at least [ ]* % of the time on all valid Orders placed by PHS. Orders which are incomplete, illegible or require professional intervention including Non-Formulary Pharmaceutical Orders and therefore cannot be filled in the professional judgment of the Pharmacist do not qualify as a valid Order.

(ix)	Back-Up Pharmacy Network. Maxor will maintain a network of subcontracted, local pharmacies near each Facility (hereinafter referred to as “Back-Up Pharmacies”) to be used by PHS to obtain Pharmaceuticals in emergent and stat situations in which Pharmaceuticals cannot be received timely via overnight delivery service in accordance with this Agreement. Maxor will use a Pharmacy Benefit Manager to manage this network, manage cost to PHS and gather utilization data; provided, however, PHS must first enroll each Facility in the PBM. Maxor will work with PHS to ensure Pharmaceuticals are obtained through the Maxor pharmacy in all instances other than those which would put patient care at risk. Maxor will provide PHS with a current list of its Back-Up Pharmacy Network and will update such list as changes occur.

(x)	Clinical Pharmacist Contact Person. Maxor will make available to the health care staff of each Facility a Clinical Pharmacist for Pharmaceutical consultation and drug therapy recommendations via telephone, twenty-four (24) hours per day, each day of the year.

(xi)	Tracking of Shipments. Upon written request, provide PHS with a tracking report detailing the status of each Order that has been shipped, tracking number and shipping date.

(xii)	Drug Regimen Review. Provide a reasonable review in accordance with all Applicable Laws of an Inmate’s medical record prior to dispensing each Pharmaceutical Order. The review shall include evaluating the medical and prescription order for:
1. over-utilization or under-utilization;
2. therapeutic duplication;
3. drug-disease contraindication;
4. drug-drug interactions;
5. incorrect drug dosage or duration of drug treatment;
6. drug-allergy interactions;
7. clinical abuse/misuse.
Upon recognizing any of the above, the pharmacist shall take appropriate steps to avoid or resolve the problem.

(xiii)	Night Locker Medications. Provide and maintain a supply of Night Locker Medications at each Facility in conformity with Applicable Laws and Facility requirements.

(xiv)	Pedigree Requirements. As required by Applicable Laws, Maxor will ensure compliance with pedigree requirements, including sourcing of Pharmaceuticals and maintenance of applicable documentation and provide the same to PHS in accordance with Applicable Laws or upon reasonable written request.
(b) Ancillary Services.
(i)	Access to Pharmaceutical Information System. Provide PHS with access to the Pharmaceutical Information System (formerly known as the “Secure Pharmacy Information Network” or “SPIN”) for the electronic communication of Orders to Maxor. Parties agree this is the preferred method of transmission of Orders and agree to work together to take all steps necessary to ensure such access is implemented and maintained. Parties agree that at least 80% of all Orders will be transmitted via electronic order entry. The following Orders will be excluded from the calculation: (a) Orders from Facilities which have been served by PHS for less than three (3) months (b) Orders from Facilities that do not have high-speed internet capabilities; (c) all Orders for scheduled, controlled Pharmaceuticals; and (d) Orders associated with PHS’s contracts with the County of Alameda CA and Essex Co NJ. Maxor will be responsible for creation, maintenance and termination of user accounts for PHS staff to individually access the Pharmacy Information System. PHS will be responsible for the communication lines, printers and computer work stations used to access such system at each Facility.

(ii)	Training on Pharmaceutical Information System. Maxor will provide training as necessary to PHS personnel on the proper use of the Pharmaceutical Information System for purposes of Order entry, electronic MARs and future enhancements to the system.

(iii)	Facsimile and Telephone Lines. Maintain toll-free incoming facsimile line(s) and telephone lines to communicate with Maxor, including submission of Orders.

(iv)	Facsimile Machines. Provide a facsimile machine to each Facility to be used for communication of Orders to Maxor on a daily basis. Title to such facsimile machine will remain with Maxor. Paper and supplies for such facsimile machine shall be the responsibility of PHS. The facsimile machine shall be used solely for the provision of services pursuant to this Agreement.

(v)	Medication Carts and Other Equipment. Maxor will provide all such medication carts, night locker boxes and double-lock narcotic boxes as may be needed at each Facility as determined by mutual agreement of the parties or the terms of PHS’ contracts with Clients.

(vi)	Routine Clinical Pharmacist Inspections. Provide a minimum of one (1) inspection of each Facility by a Clinical Pharmacist every three months or more frequently if required by Applicable Laws or a PHS contract with a Client. A report documenting the findings of the inspection will be provided to PHS’ representative within 15 days of each such inspection or as required by the Client Agreement.

(vii)	Clinical Pharmacist Resource. Maxor will provide a staff Clinical Pharmacist to review Pharmaceutical information data for patient safety concerns and cost containment initiatives. This resource will also assist in analyzing utilization data for health care proposal opportunities.

(viii)	Medication Administration Records. Provide printed medication administration records (“MAR”) to each Facility prior to the end of the current month for use in the subsequent month. The MAR shall be generated from the Pharmacy Information System, will contain a record of all current Orders by Inmate from the previous calendar month and will be in a form acceptable to PHS. The parties will work cooperatively to make an electronic version of the MAR available to PHS via web access to the Pharmacy Information System as soon as practicable.

(ix)	Reports. Provide those monthly and year-end standard reports within the timeframes prescribed by PHS as required for PHS to fulfill the terms of its Client Agreements relating to services rendered under this Agreement. Such standard reports shall include, but not be limited to, those reports listed in resource manual, attached as Schedule II. Additionally, Maxor will provide ad hoc reports as reasonably requested by PHS or PHS Clients with prior approval by PHS. Maxor will maintain the necessary resources, including support services personnel, to ensure all reasonably requested reports are provided on a timely basis.

(x)	Industry Data. Maxor will keep PHS reasonably apprised from time to time of changes in the pharmaceutical industry that may have an impact on future pharmacy utilization trends and costs.

(xi)	Annual Meeting. The parties agree to meet on an annual basis to discuss year-to-date and contract-to-date performance as well as strategic plans for the upcoming year.

(xii)	Medical and Surgical Supplies. Maxor will source, purchase and deliver Medical and Surgical Supplies in a timely manner as ordered by PHS.

(xiii)	Policies and Procedures. Maxor shall develop, implement and maintain a pharmacy policy and procedure manual for the use of PHS for each Client. All such policies and procedures shall be reviewed and approved, in advance, by PHS and, as required, by Clients. The policies and procedures will be prepared in a format that can be shared electronically and made available via the internet where applicable. The policy and procedure manual will be updated expeditiously as changes occur. The pharmacy policy and procedure manual shall include, as applicable, but not be limited to, the following:

1.	Ordering procedures;

2.	Process to be used to deliver Pharmaceuticals from the time an Order is received, including the identification of the courier involved;

3.	Return-of-goods procedures, including who to call and how medication is to be returned, forms to be used, and final disposition of the medication;

4.	How non-formulary items are to be issued;

5.	Process on how to receive Pharmaceuticals;

6.	How to distribute Pharmaceuticals including Keep-On-Person (KOP), direct observed therapy, and stock medications;

7.	Controlled Substance policy to include ordering, distribution, and destruction;

8.	Psychotropic medication policy to include ordering, distribution, and return;

9.	Use of and name of emergency contracted pharmacy for each Facility;

10.	How to report sentinel events;

11.	Notification of and how to reach the on-call pharmacist;

12.	How a medications “pedigree” will be provided if requested or required by Applicable Laws;

13.	Duties, responsibilities, and general scope of services for consultant pharmacist and changes to scope of services;

14.	How to file, where to file, and length of time all required paperwork shall be kept including invoices;

15.	Disposal and/or destruction of medication to include vendor to be used if medication cannot be disposed of on-site, who can and cannot dispose of medication, documentation required, and regulatory requirements;

16.	Ordering, receiving, and monitoring of legend and OTC stock medications;

17.	Drug Exception Request approval/denial process;

18.	Process to verify orders are received in appropriate time frames; and

19.	Other aspects of pharmacy management services as may be required by PHS, its Clients and/or Applicable Laws.
In the event of a new Client Agreement, Maxor will develop and implement a pharmacy policy and procedure manual for the new Client Facility(ies) within thirty (30) days of the effective date of the Client Agreement or as quickly thereafter as is reasonably possible. Maxor will also provide training to PHS staff

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
immediately following development of the policies and procedures for the new Client.
(c)	Return of Pharmaceuticals for Credit. Maxor shall arrange for the return of outdated, discontinued, excess, or unusable Pharmaceuticals. Credit equal to the amount paid by PHS for the Pharmaceutical, excluding any associated and applicable fees, will be issued on those returned Pharmaceutical items (including, when applicable, the return of partially-used cards for agreed upon Pharmaceuticals as soon as it is practicable to do so) that are reusable in accordance with all Applicable Laws and which also meet the following additional criteria:
(i)	Pharmaceuticals must be returned in sealed, unopened, tamper-evident packaging.

(ii)	Pharmaceuticals must be those that Maxor maintains as a part of its normal inventory (i.e. not an item ordered just to fill the order).

(iii)	Pharmaceuticals may not have been released to the inmate population.

(iv)	[ ]*

(v)	[ ]*

(vi)	[ ]*

(vii)	Controlled substances, compounded Pharmaceuticals and Pharmaceuticals requiring refrigeration.

(viii)	[ ]*
(d)	Participation in PHS Correctional Healthcare Proposals and Business Development Activities. The parties agree that they will work together in the preparation and presentation of PHS healthcare proposals and other business development activities. The parties further agree that:
(i)	Maxor will actively participate with and assist PHS in the development of new, rebid and other correctional healthcare proposals as they relate to Pharmacy Services. Such services shall include the timely provision of knowledgeable Pharmacy Services subject matter experts for purposes of writing/editing and reviewing technical correctional healthcare proposal language in response to Client or potential Client formal or informal procurement requests and invitations.

(ii)	Maxor will also provide the timely provision of pharmacy cost analysis and utilization cost/projections on PHS correctional healthcare proposals,

as requested; however, PHS will make the final decision on the estimated cost of Pharmaceuticals and Medical and Surgical Supplies to be included in such proposals. PHS will make Maxor aware of the timeline required to complete a timely submission of the proposal and Maxor will use best efforts to meet all its applicable deadlines in providing technical and cost-related information and services to PHS.

(iii)	Maxor shall provide appropriately qualified/knowledgeable individual(s) to actively participate in marketing/business development activities as reasonably requested by PHS, including prebid conferences, site visits, oral presentations, proposal development contract implementation and maintenance and Client/potential Client relations.

(iv)	Each party will participate exclusively with the other party on any bid opportunity for the provision of correctional health care services containing a Pharmacy Services component for which PHS elects to participate. Maxor will be free to bid individually or to participate with other providers of correctional health care services only in the event PHS elects not to bid on any specific correctional healthcare business opportunity. PHS shall give Maxor reasonable notice of any such decision so that Maxor will have time to pursue those opportunities. Maxor, however, shall not disclose any of PHS’ operating procedures, contents of any of its proposals, pricing methodologies or other confidential or proprietary information to which it may have access to any other party, including providers of correctional health care or potential users of PHS services. Nothing in this Agreement should be construed to restrict or limit Maxor’s ability to bid on pharmacy only opportunities outside correctional health care or on correctional pharmacy opportunities independently identified by Maxor and for which PHS is uninvolved. Although PHS agrees to exclusively use Maxor to provide Pharmaceuticals and Medical and Surgical Supplies to PHS in accordance with this Agreement, Maxor is not obligated under this Agreement to exclusively involve PHS when seeking, participating in or servicing its own correctional pharmacy or management advisory services business.

(v)	PHS may elect to bid a project but decide not to include Pharmacy Services as a part of its bid. This decision lies solely with PHS in its absolute discretion. In such cases, Maxor will be timely notified of such decision and will be free to bid individually or participate with other providers of correctional health care services in bidding for the project. However, Maxor shall not disclose any of PHS’ operating procedures, contents of any of its proposals, pricing methodologies or other confidential or proprietary information to which it may have access to any other party, including providers of correctional health care or potential users of PHS services.

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
(vi)	Maxor shall also actively collaborate with and support PHS, as reasonably requested, by participating or coordinating with PHS representatives in marketing and business development activities at industry tradeshows and conferences, advertising and other Client/potential client relations activities.
    (e) Continued Support and Development of the Pharmacy Information System.
(i)	Maxor commits to the continued development of the Pharmacy Information System to improve patient safety, analytical reporting capabilities and cost effectiveness. Maxor and PHS will develop a mutually agreeable plan for the timing and scope of such continued development; such plan will be modified from time to time as changes in the industry and the Parties require. Maxor will not be unreasonable in its limitation of future development. PHS will not be unreasonable in its request for development. Without limiting the foregoing, Maxor agrees to provide up to [ ]* annual hours of personnel with relevant training and experience without additional cost to PHS for the development, testing and implementation activities, enhancements, modifications and upgrades to the Pharmacy Information System as directed by PHS; provided, however, that additional costs will be assessed to PHS if more than [ ]* annual hours of such personnel are required hereunder. During the first year of this Agreement, Maxor agrees that such enhancement activities shall include [ ]*.

(ii)	Maxor will also provide all necessary support, maintenance and programming capabilities to ensure the continued functionality and performance of and access to the Pharmacy Information System. Such support services shall be performed in a professional and commercially reasonable manner on a timely basis.

(iii)	Maxor will be responsible for creating and maintaining electronic interface with PHS and Client information technology systems, [ ]*.

(iv)	Maxor will provide PHS with access to the reporting environment (this includes Microsoft Reporting Services or other reporting applications and the Pharmacy Information System reporting database). The reporting environment will be updated on a daily basis by Maxor.
2.03 Covenant Not To Compete.
(a)	PHS (including and on behalf of all entities under its control, management or direction, and its owners, affiliates, subsidiaries and related entities), including all successors and assigns thereof, hereby agrees not to, directly or indirectly, alone or with others, either as an employee, owner, partner, agent, contractor, stockholder, member, manager, director, officer, or otherwise, enter into or engage in the business of operating pharmacies that provide Pharmacy Services in correctional settings which in any manner competes, directly or indirectly, with Maxor within the Non-Compete Area (as defined below) throughout the duration of this Agreement. PHS (including the entities affiliated with PHS as described above) agrees that in the event of the breach of this covenant, Maxor may protect its rights by injunction or otherwise, such remedies being cumulative and not exclusive. The covenant described in this Section shall not be construed to prohibit or in any way limit PHS’ rights to use other pharmacy vendors, including Back-up Pharmacies, as may otherwise be permitted under Section 2.01 and 2.02 of this Agreement. The term “Non-Compete Area” as used in this Agreement, shall mean any location in the United States or its territories.

(b)	The covenant not to compete contained in Section 2.03(a) above shall not apply in the event PHS (including the entities affiliated with PHS as described above), purchases or otherwise acquires (i) a beneficial ownership interest in, (ii) the assets of, or (iii) merges with, an entity, a component, affiliate or subsidiary of which is in the business of operating pharmacies that provide Pharmacy Services in correctional settings to its correctional clients. In the event of such acquisition transaction, PHS will have the right to continue operating the pharmacies of the acquired entity for the provision of Pharmacy Services to the acquired entity’s existing customers. In no event will PHS have the right to offer such Pharmacy Services to new customers.

(c)	Maxor (including and on behalf of all entities under its control, management or direction, and its owners, affiliates, subsidiaries and related entities), including all successors and assigns thereof, hereby agrees not to, directly or indirectly, alone or with others, either as an employee, owner, partner, agent, contractor, stockholder, member, manager, director, officer, or otherwise, enter into or engage in the business of providing correctional health services (excluding Pharmacy Services) in any manner which competes, directly or indirectly, with PHS within the Non-Compete Area throughout the duration of this Agreement. Maxor (including the entities affiliated with Maxor as described above) agrees that in the event of the breach of this covenant, PHS may protect its rights by injunction or otherwise, such remedies being cumulative and not exclusive.

(d)	The covenant not to compete contained in Section 2.03(c) above shall not apply to Maxor’s current and future arrangements with the California Department of Corrections and California Prison Receivership, Inc. for the provision of management advisory services and with Denver Health Care for correctional health care services.

(e)	If a court of competent jurisdiction should declare Sections 2.03(a) or 2.03(c) or any provision thereof, unenforceable because of any unreasonable restriction of scope, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform this Agreement to provide for reasonable restrictions and/or grant the party seeking enforcement of the

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
covenant such other relief at law or in equity, reasonably necessary to protect its interests.
(f)	In the event PHS (including the entities affiliated with PHS as described above), purchases or otherwise acquires (i) a beneficial ownership interest in, (ii) the assets of, or (iii) merges with, an entity that contracts with other entities for the provision of Pharmacy Services to its correctional clients, PHS will have the right of continuing the acquired entity’s contractual arrangements for the provision of Pharmacy Services. Notwithstanding the foregoing, PHS will use reasonable business efforts to transition such contracted Pharmacy Services to Maxor as soon as legally and contractually practicable.
2.04	Right of First Offer. In the event PHS desires and has the authority to sell or otherwise divest the pharmacy business it has acquired in a transaction as described under Section 2.03(b) above, PHS shall first deliver. by written notice to Maxor, a bona fide offer stating the price, terms, and conditions of the proposed transaction (the “Offer”). Within a reasonable time period not to exceed fifteen (15) days after Maxor’s receipt of the Offer, Maxor shall notify PHS of whether it has an interest in such transaction in accordance with the terms of the Offer. In the event Maxor expresses such interest in the Offer, Maxor will have thirty (30) days to enter into a definitive agreement with PHS to purchase the pharmacy business. If Maxor does not so notify PHS within the fifteen (15) day times period or enter in a definitive written agreement within the thirty (30) day time period, PHS shall be free to sell or otherwise divest the pharmacy business to any other third party under the same terms and conditions as specified in the Offer or continue operating the pharmacy as described in Section 2.03(b).
PART III -PRICING AND BILLING
3.01	Pricing The price charged to PHS by Maxor will be calculated as follows:
(a)	Pharmaceuticals under Patient Specific Orders. [ ]*

The Dispensing Fee will be set at [ ]* for the first three month period of the term of this Agreement. After the first three months of the term of this Agreement, the annualized volume for that three month period will be used to set

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
the fee for the next three month period. The fee will be reset each three month period in a similar manner.
For purposes of calculating the number of Orders to be used in this calculation, all Orders under Sections 3.01 (a) and (b) pursuant to which Maxor earns a fee that is paid by PHS will be used in the calculation.
(b)	Pharmaceuticals not under Patient Specific Orders. [ ]*

(c)	Profile-Only Orders. PHS will not be charged an additional fee for profile-only Orders in the event the number of Pharmaceutical Orders under Section 3.01(b) above does not exceed [ ]* % of the total number of Pharmaceutical Orders. In the event the [ ]* % threshold described in this Section is exceeded, then for every profile-only Order exceeding [ ]* % of the total Pharmaceutical Orders, a “professional profiling fee” in the amount of [ ]* shall be paid to Maxor.

(d)	Price Escalator. The Dispensing Fee, Handling Fee, professional profiling fee and PBM fee described under this Section 3.01 will be adjusted on each anniversary of the commencement date of the Term this Agreement in accordance with percentage change in the consumer price index (“CPI”) during the immediately preceding one-year period. As used herein CPI shall mean the Consumer Price index-All Urban Consumers (CPI-U) All Items (1982-1984 = 100) as published by the United States Department of Labor, or any comparable successor index, for the metropolitan area in which Maxor’s principal pharmacy supplying PHS is located.

(e)	Medical and Surgical Supplies. [ ]* % plus any applicable sales and use taxes.

(f)	Pharmacy Benefits Management. Except as described below, Back-up Pharmacy charges will be billed to PHS at the amount billed to Maxor by the back-up pharmacy plus a [ ]* per transaction PBM (Pharmacy Benefits Management) fee. In the event a Back-up Pharmacy must be used as a result of Maxor’s failure to deliver a Pharmaceutical to a Facility within the timeframes specified under this Agreement, Maxor will be responsible for the Back-up Pharmacy invoice amount for those Pharmaceuticals to the extent such invoice amount exceeds the amount PHS would have paid for the Pharmaceuticals if purchased from Maxor in accordance with the pricing described under Section 3.02(a)-(c) above. In such instances, Maxor will invoice PHS the amount which would have been charged as calculated in accordance with Sections 3.02(a)-(c) above and not the amount charged by the Back-up Pharmacy. Notwithstanding the foregoing, in no event will Maxor be responsible for Back-up Pharmacy invoice amounts in the event the delay filling and delivering the medication was not the result of Maxor’s actions or inactions.

(g)	Return of Outdated and Unusable Pharmaceuticals. Maxor shall arrange, at its cost, for the return of outdated and/or unusable Pharmaceuticals and destroy such Pharmaceuticals in accordance with Applicable Laws.
3.02	Unless otherwise specifically set forth in this Agreement, the amounts paid by PHS under the terms Invoice Cost, AAC, Dispensing Fee, Handling Fee, PBM fee, professional profiling fees and any applicable sales and use taxes represent total payment for the Pharmacy Services. Additional fees for other services not contemplated by this Agreement will be agreed to in writing by the Parties prior to the commencement of such services.
3.03	In all cases, the net price at which Pharmaceuticals and Medical and Surgical Supplies are sold to PHS will be equal to or better than the net price charged to any customer of Maxor that is a competitor of PHS (including university systems) in the area of correctional health services. The net price would include the cost of the item and the applicable fee. It would also include any other rebate or other payment or credit given to the customer even if not shown on the face of the invoice to the customer. The foregoing shall not apply to the direct sale of Pharmaceuticals or Medical Supplies by Maxor to public correctional agencies.
3.04	Audit. PHS, at its sole cost and expense, shall have the right to audit all books and records of Maxor reasonably related to the provision of services hereunder, including but not limited to those books and records relating to Invoice Cost or Actual Acquisition Cost and 8.02 (e) annually. The audit can include a recalculation of the cost using manual or electronic means. Any such audit shall be performed during normal business hours at Maxor’s offices and scheduled by mutual agreement at least one month in advance. The audit may be conducted by PHS personnel and/or by consultants or auditors retained by PHS on its behalf. Maxor regards the data made the subject of any such audit as “Confidential Information.” PHS agrees to keep all information gathered, acquired or generated during or from any such audit confidential.
3.05	Billing. Maxor will bill PHS within five (5) days following month-end for shipments made during the month, net of credit for any returns. Adjustments to prior invoices shall be reflected in the next invoicing cycle or as soon as possible thereafter. The invoice will be in a form acceptable to PHS to enable it to properly invoice its Clients. Billing information will also be made available in detail tables electronically by PHS Client Agreement in a manner acceptable to bill its Clients. In addition, Maxor will send to PHS electronic copies of the individual packing slips (in Excel format or other agreed upon format) sent with shipped Orders on a daily basis beginning as soon as practicable, but no later than July 1, 2007.
PART IV -PHS’ OBLIGATIONS
4.01	PHS’ Obligations. During the term of this Agreement, PHS will:

(a)	Order Information. Timely furnish all legally required Order information to Maxor on any Formulary and Non-Formulary Medications prescribed for Inmates of a Facility. Prescription information shall include the Inmate’s name, Inmate number, prescriber’s name, drug name, route of administration, strength, dosage, frequency, and the existence of any known Inmate allergies to any medication(s). All prescriptions will be properly authorized by an authorized prescriber and otherwise conform to the requirements of a valid drug prescription. Prescriptions shall be sent to Maxor in conformity with all Applicable Laws.

(b)	[intentionally omitted].

(c)	Payment of Fees. In consideration for Maxor providing the Pharmacy Services in connection with the Pharmacy Services rendered, PHS will pay Maxor invoices according to the following:
(i)	Remit 50% of the amount due for the current month to Maxor within five (5) days of the receipt of the invoice.

(ii)	Remit any remaining amount due after consideration of the amount paid in paragraph (i) above for that month to Maxor within twenty-five (25) days of the receipt of the invoice.

(iii)	Pay all invoices and other payments due to Maxor via wire to Maxor.

(iv)	If PHS believes that it is entitled to an adjustment to the amount invoiced, including credit for returned items, PHS shall promptly notify Maxor in writing of such claim for an adjustment and provide to Maxor reasonable support for any such claim. Maxor and PHS will promptly address and attempt to resolve in good faith any claims as to charges, credits or other aspects of the invoices. Credits and adjustments that became effective during the period covered by the invoice shall be applied on the first invoice following PHS’ eligibility therefor.

(v)	PHS shall pay Maxor interest on all undisputed payments under Section 4.01(c) that are not paid when due. Interest shall accrue from the date the original payment was due at a rate of one and one half percent (1.5%) per month until the payment is made in full.
PART V -REPRESENTATIONS, WARRANTIES AND COVENANTS
5.01	Representations and Warranties of Maxor. Acknowledging that PHS is relying on such representations and warranties in entering into this Agreement, Maxor makes the following representations and warranties to PHS which shall be true at signing and shall remain true at all times throughout the term of this Agreement:
(a)	Maxor is a corporation, duly organized, validly existing and in good standing under the laws of Texas. Maxor has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. Maxor is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business and/or its ownership of property requires it to be so qualified.

(b)	Maxor is a licensed pharmacy in Tennessee and California or has in place approved temporary licenses in such states and has in place and will maintain any and all other valid licenses, permits, authorizations and approvals required under Applicable Laws to provide the Services contemplated by this Agreement.

(c)	The personnel engaged by Maxor to provide services hereunder shall be licensed, certified and/or registered, as applicable for their respective positions, in accordance with Applicable Laws.

(d)	Maxor will employ purchasing practices and agreements that will enable it to provide Pharmaceuticals and Medical Supplies to PHS under this Agreement at a cost that will not put PHS at a competitive disadvantage to its competitors in the correctional health services industry.

(e)	The execution, delivery, and performance of this Agreement and the provision of the services contemplated hereby are within its corporate powers. All requisite authority necessary to enter into this Agreement has been obtained, and Maxor has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of PHS, this Agreement constitutes a valid and binding agreement of Maxor enforceable against Maxor in accordance its terms.

(f)	Maxor is not a party to, bound by or subject to, any indenture, mortgage, lease, agreement, instrument, charter or by-law provisions, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by Maxor of this Agreement or the performance by Maxor of any of the terms hereof.

(g)	The execution, delivery and performance of this Agreement does not, and the provision of the services contemplated hereby will not: (a) conflict with the Articles of Incorporation or Bylaws of Maxor; (b) conflict with or violate any laws applicable to Maxor or by which any of its properties is bound or affected; or (c) result in any breach of or constitute default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Maxor pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Maxor is a party, or by which Maxor or any of its properties is bound or affected.

(h)	All technical and pricing information provided by Maxor in connection with PHS healthcare proposals and business development activities shall be true, complete and accurate, to the best of Maxor’s knowledge.

(i)	Clients. Maxor specifically represents and warrants that it will not throughout the term of this Agreement discourage any Client or prospective Client from doing business with PHS nor will it encourage, directly or indirectly, such Client or prospective Client to elect any correctional health services provider other than PHS in the future throughout the term of this Agreement.

(j)	Disclosure. The representations and warranties of Maxor in this Agreement, and all representations, warranties and statements of Maxor contained in any instrument ancillary hereto or in connection herewith prior to or at the signing of this Agreement by all parties hereto, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading, in light of the circumstances existing at the time such representations, warranties or statements were made. Maxor has furnished to PHS complete and accurate copies of all documents and information requested by PHS.
Maxor will immediately notify PHS in writing in the event any of its ongoing representations and warranties described in this Section can no longer be met.
5.02	Compliance with Applicable Laws. Each party shall abide by all Applicable Laws. In addition, each party shall promptly inform the other of any regulatory issues that come to its attention affecting its business activities as they relate to this Agreement or the Pharmacy Services.
5.03	Representations and Warranties of PHS. Acknowledging that Maxor is relying on such representations and warranties in entering into this Agreement, PHS makes the following representations and warranties to Maxor which shall be true at signing and shall remain true at all times throughout the term of this Agreement:
(a)	Organization and qualification. PHS is a corporation, duly organized, validly existing and in good standing under the laws of Delaware. PHS has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted. PHS is qualified to do business as a foreign corporation in every jurisdiction in which the nature of its business and/or its ownership of property requires it to be so qualified.

(b)	Corporate authorization. The execution, delivery, and performance of this Agreement and the provision of the services contemplated hereby are within its corporate powers. All requisite authority necessary to enter into this Agreement has been obtained, and PHS has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of Maxor, this Agreement constitutes a valid and binding agreement of PHS enforceable against PHS in accordance its terms.

(c)	No conflict; required filings and consents. The execution, delivery and performance of this Agreement does not, and the provision of the services contemplated hereby will not: (a) conflict with the Articles of Incorporation or Bylaws of PHS; (b) conflict with or violate any laws applicable to PHS or by which any of its properties is bound or affected; or (c) result in any breach of or constitute default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of PHS pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PHS is a party, or by which PHS or any of its properties is bound or affected.

(d)	Required licenses and other approvals. PHS has all licenses or other approvals, if any, required under Applicable Laws for the performance by PHS of any of the terms hereof.

(e)	Clients. PHS specifically represents and warrants that it has not (and will not throughout the term of this Agreement) discouraged any Client or prospective Client from doing business with Maxor nor will it encourage, directly or indirectly, such Client or prospective Client to elect any other pharmacy services provider or pharmaceutical provider other than Maxor in the future throughout the term of this Agreement.

(f)	Disclosure. The representations and warranties of PHS in this Agreement, and all representations, warranties and statements of PHS contained in any instrument ancillary hereto or in connection herewith prior to or at the signing of this Agreement by all parties hereto, do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading, in light of the circumstances existing at the time such representations, warranties or statements were made. PHS has furnished to Maxor complete and accurate copies of all documents and information requested by Maxor.
PHS will immediately notify Maxor in writing in the event any of its ongoing representations and warranties described in this Section can no longer be met.
PART VI -CONFIDENTIALITY
6.01	Patient Information. The Parties agree to keep and maintain any and all Patient Information, including all identifiable Inmate health and demographic information (collectively, “Patient Information”), in strict confidence and not to disclose, disseminate, or divulge, directly or indirectly, the Patient Information to any third party except as expressly required by law or by this Agreement. Maxor agrees that all Patient Information provided to Maxor by PHS belongs exclusively to the Clients and that PHS is only a custodian of the Patient Information. Without limiting the foregoing, Maxor agrees that it will:
(a)	treat all Patient Information as part of a medical record for such Patient and protect all Patient Information according to all Applicable Laws and all relevant medical and legal standards;

(b)	if required by law to divulge Patient Information to a legal authority, immediately notify PHS and take all steps possible to divulge only the portion of Patient Information necessary to comply with the law compelling the disclosure; and

(c)	if required by PHS or a Client, execute a business associate agreement with PHS or the Client, as defined under the privacy and security regulations of the Health Insurance Portability and Accountability Act of 1996 (HIPAA).
6.02	Confidential and Proprietary Information. In fulfilling the objectives of this Agreement, PHS and Maxor may provide to each other or learn (directly or indirectly) certain “Confidential Information”. Notwithstanding the foregoing, PHS and Maxor acknowledge the other party’s obligation to provide its pharmaceutical manufacturers and customers with information generally regarding this Agreement and consistent with the foregoing agrees that such parties may disclose generally the terms of this Agreement.
(a)	Neither party shall have any obligation to disclose its Confidential Information to the other party, unless such an obligation is set forth elsewhere in this Agreement.

(b)	Each party agrees to maintain the secrecy of and not to use or disclose the other party’s Confidential Information, except as required in order for a party to perform under this Agreement. A party may disclose the other party’s Confidential Information only to the receiving party’s directors, officer, employees, agents and duly authorized representatives (collectively, the “Representatives”), but only if a Representative needs to know the Confidential Information in order for the receiving party to perform under this Agreement. The parties agree to inform their Representatives of the confidential nature of the disclosing party’s Confidential Information, and each party shall require any Representative, who is not an employee of the receiving party to sign an appropriate confidentiality agreement to protect the disclosing party’s Confidential Information from unauthorized use or disclosure. Each party shall direct its Representatives to treat the other party’s Confidential Information confidentially, and not to use it, other than to perform under this Agreement. Each party shall be responsible for its Representatives’ use and disclosure of the other party’s Confidential Information.

(c)	The restriction in this Section 6.02 shall not apply to: (i) information which is or becomes generally available to the public, other than as a result of a disclosure by the receiving party; (ii) information a party obtains from a third party which has no obligation to keep the information confidential; (iii) information which is independently developed by a party without reference to the Confidential Information disclosed by the other party; or (iv) information required to be disclosed by law, subject to compliance with Section 6.02(d).

(d)	The parties agree that if a party is required by subpoena, civil investigative demand (or similar process) to disclose the other party’s Confidential Information, the disclosing party shall notify the other party of the request or requirement so the other party may seek an appropriate protective order or waive compliance with the sections or provisions of this Agreement. The parties agree to exercise their commercially reasonable efforts to assist each other in obtaining a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(e)	Upon termination of this Agreement each party will immediately discontinue use of the other party’s Confidential Information, and shall return the other party’s Confidential Information to it, or (at the request of the other party) destroy the other party’s Confidential Information in its possession or control. However, each party may retain the other party’s Confidential Information to the extent such Confidential Information is required to be kept by law or has been used in or integrated into reports, studies, analyses, compilations or other documents in the receiving party’s possession or control. Any oral Confidential Information will continue to be subject to the terms of this Agreement. The parties agree that the Confidentiality obligations of this Section 6.02 shall survive termination of this Agreement.
PART VII -RELEASE AND INDEMNIFICATION
7.01	Liabilities.
(a)	Maxor shall be responsible for any errors or omissions made by Maxor or its Representatives in connection with its performance of its obligations pursuant to this Agreement. PHS shall be responsible for any errors or omissions made by PHS and its Representatives in connection with its performance of its obligations pursuant to this Agreement.

(b)	[intentionally omitted]

(c)	Each party shall be responsible for liabilities arising from errors or omissions made by it in the transmission of information to the other party, and each party shall be entitled to assume the accuracy of all information transmitted to it by the other party, and to rely on such information, for all purposes under this Agreement.
7.02	Indemnified Parties. Maxor and PHS each shall protect, defend, indemnify and hold harmless the other and its divisions, its affiliates and its officers, directors, employees, representatives and agents (the “Indemnified Parties”) from and against (a) any and all liabilities, costs, judgments, penalties, expenses, obligations, losses, or damages resulting from claims and actions made by a Third Party, including, but not limited to, any obligation or liability which may be imposed upon any of the Indemnified Parties as a matter of law, constituting, or in any way based upon, resulting from or arising out of (i) any material breach by Maxor or PHS, as applicable, of any agreement or covenant made by such party in this Agreement or (ii) caused by the negligent, reckless or intentional acts or omissions of Maxor or PHS, and (b) any cost or expense (including, but not limited to, reasonable legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing (collectively “Damages”).

7.03	Indemnified Claims. If any claim, demand, assessment or liability, or cost incidental thereto (collectively, an “Indemnified Claim”), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party pursuant to Section 7.02, such Indemnified Party will promptly notify Maxor or PHS as the case may be (the “Indemnifying Party”), in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control of the defense using counsel of its own choice, and compromise or settle any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party; and provided further, that the Indemnified Parties may retain their own counsel at the Indemnifying Party’s expense (the Indemnifying Party shall only be liable for the cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. Maxor and PHS each agree to cooperate fully with respect to the defense of any Indemnified Claim.
PART VIII -TERM AND TERMINATION
8.01	Term. The term (the “Term”) of this Agreement shall commence at 12:01 a.m. on May 1, 2007 and, unless terminated earlier in accordance with the provisions hereof, shall continue until midnight, October 31, 2014. Notwithstanding any other provision in this Agreement to the contrary, this Agreement shall be null and void and of no force and effect in the event the parties fail to close the transaction contemplated under the Purchase Agreement by close of business May 3, 2007.
8.02	Termination. Either Party (the “Notifier”) may terminate this Agreement at any time upon notice to the other Party (the “Other Party”) in the event that:
(a)	the Other Party fails to materially comply with any of the terms of Sections 2, 3, 4, 6, 7, or 9 of this Agreement and does not cure such breach after having been given thirty (30) days prior written notice and an opportunity to cure such breach;

(b)	the Other Party breaches any warranty, covenant or representation in this Agreement and the Other Party fails to cure such breach after having been given thirty (30) days prior written notice and an opportunity to cure such breach;

(c)	a fortuitous or unforeseeable circumstance (including passage of legislation by competent authority that renders continuation of PHS’ or Maxor’s business illegal or impossible) that frustrates or makes this Agreement impossible to perform;

(d)	statutory or regulatory provisions come into force that make it impossible or impractical for the Notifier to perform this Agreement;

(e)	the Other Party (i) generally fails to pay, or admits in writing its inability generally to pay, debts as they become due; (ii) applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for any substantial part of its property, or makes a general assignment for benefit of creditors; (iii) in the absence of such application, consent, or acquiescence, permits or suffers to exist the appointment of a trustee, receiver or other custodian for a substantial part of its property; (iv) permits or suffers to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under an bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof; or (v) takes any action authorizing, or in furtherance of, any of the foregoing; or

(f)	the Parties agree in writing to terminate the Agreement.
8.03	Obligations upon Termination. Upon termination of this Agreement for any reason, Maxor will be entitled to be paid for all Services rendered prior to such termination. Maxor will have the right to complete Orders received by it prior to such termination and ship those Orders to Clients and receive payment as provided herein from PHS in respect thereof. The provisions of Sections 3.04, 3.05, 4.01(c), 6.01, 6.02, 7.01 to 7.03, 8.04, 9.01 to 9.09, 10.07, 10.08 and 10.12 shall survive the expiration or termination of this Agreement.
8.04	Right to Seek Damages. The right of either party to invoke termination under Section 8.02(a), (b) or (e) above, is cumulative to any and all other right and remedies a party has under this Agreement and shall not preclude a party from invoking any other right or remedy it is allowed at law or in equity.
PART IX -INSURANCE
9.01	Maxor will at its own cost maintain throughout the period of this Agreement and for a period of not less than five (5) years following its termination, general liability insurance in minimum amounts of $1 million per occurrence and $2 million in the aggregate.
9.02	Maxor will at its own cost maintain throughout the period of this Agreement and for a period of not less than five (5) years following its termination, professional liability and professional liability insurance in minimum amounts of $1 million per occurrence and $3 million in the aggregate.
9.03	Maxor will, at its own cost, maintain throughout the period of this Agreement and for a period of not less than five (5) years following its termination, automobile liability insurance, including hired and non-owned liability coverage, with limits of $1 million combined single limit per accident for bodily injury and property damage.

9.04	Maxor will, at its own cost, maintain throughout the period of this Agreement and for a period of not less than five (5) years following its termination, statutory workers compensation insurance, including employers liability insurance with limits of $1 million.
9.05	Maxor will, at its own cost, maintain throughout the period of this Agreement, property insurance coverage, as per their required values and exposures in Maxor’s sole discretion.
9.06	Nothwithstanding the foregoing, from time to time PHS Clients require limits under the required professional liability or other insurance policies to be in amounts greater than the limits listed in 9.01 above. In such cases and upon sufficient advance notice by PHS that such increased limits are required of PHS’ provider of Pharmaceutical Services, Maxor will use its best efforts to procure and maintain insurance with such limits and in such amounts as is required by the Client.
9.07	Maxor agrees to waive all rights of subrogation against PHS, its Clients, their respective officers, directors, officials and employees for losses arising from work performed by Maxor under this Agreement.
9.08	All insurance policies required by Sections 9.01, 9.02 and 9.03 above shall name PHS as an additional insured (the “Additional Insured”). Each insurance policy required hereunder shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, or reduced in coverage or in limits except after thirty (30) days’ written notice delivered to PHS. For those liabilities and claims for which Maxor is responsible under Section 7.01 or 7.02, Maxor’s insurance shall be primary insurance with respect to the Additional Insured. Any insurance or self-insurance maintained by the Additional Insured shall sit in excess of Maxor’s insurance and shall not be required to contribute to any loss or claim. Maxor shall furnish, (i) prior to commencing services at a particular Facility; (ii) upon renewal of the relevant policy; and (iii) upon request of PHS with Certificates of Insurance with the endorsements and information required above for each insurance policy, signed by a person authorized by the respective insurer to bind coverage on its behalf.
9.09	All insurance policies required by this Agreement shall be placed with insurers with a Best’s rating of no less than A-IX.
PART X -GENERAL
10.01	Notices. Any notice required or permitted to be given by one Party to the other will be deemed to have been properly and effectively given if sent by facsimile or delivered personally or sent by registered pre-paid mail or electronic mail to the Party to whom notice is to be given at the following addresses:
(a)	to Maxor at both :

416 Mary Lindsay Polk Drive, Suite 515 Franklin, TN 37067

Facsimile:

And

Attn: Jerry Hodge and John Ward 320 S. Polk, Suite 100 Amarillo, Texas 79101 Facsimile: 806.324.5495

With a copy to:

Walter T. Price IV Irwin Merritt Hogue & Price, P.C. 320 S. Polk, Suite 500 Amarillo, Texas 79101 Facsimile: 806.322.1441

(b)	to PHS at:

105 Westpark Drive, Suite 200 Brentwood, Tennessee 37027 Attention: President

With a copy to:

105 Westpark Drive, Suite 200 Brentwood, Tennessee 37027 Attention: General Counsel
Any such notice will be deemed to have been received on the same day, if delivered or if sent by electronic mail; on the next business day if sent by facsimile; and on the fifth (5th) business day if sent by mail. Either Party may, at any time, give written notice to the other of a change of address of the Party giving the notice and from and after that giving of such notice, the address specified will be deemed to be the address of such Party for the giving of notices hereunder.
10.02	Waiver/Forbearance. A term or condition of this Agreement can be waived or modified only by the written consent of both Parties. Forbearance or indulgence by either Party in any regard does not constitute a waiver of the term or condition to be performed, and either Party may invoke any remedy available under the Agreement or by law despite the forbearance or indulgence.
10.03	Severability. If any provision of this Agreement shall be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to given circumstances, or to be excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the Parties that had they known of such invalidity or unenforceability at the time of entering into this Agreement, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions only to the maximum scope and application permitted by law, as the case may be. In the event such total or partial invalidity or unenforceability of any provision of this Agreement exists only with respect to the laws of a particular jurisdiction, this paragraph shall operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

10.04	Headings. The headings used in this Agreement are for convenience of reference only and have no legal effect.
10.05	Relationship of the Parties. Each party is and shall remain an independent contractor. This Agreement does not constitute and will not be construed as constituting a partnership, joint venture or principal-agency relationship between the Parties, and neither Party nor any of its employees or agents will have any power, authority or right to obligate or bind the other Party in any manner whatsoever, except as expressly provided herein or by the other Party. Without limiting the foregoing, the Parties acknowledge, covenant and agree as follows:
(a)	neither Party will represent itself to be the agent, joint venturer, partner or employee of the other Party, or to be related to the other Party, other than as expressly provided hereunder;

(b)	no representations will be made or acts taken by either Party which could establish any apparent relationship of agency, joint venture, partnership or employment with the other Party, and neither Party will be bound in any manner whatsoever, by any agreement, warranties or representations made by the other Party to any other person, nor with respect to any other action of the other Party; and

(c)	neither Party will establish any bank account, make any purchase, apply for a loan or credit, or incur or permit any obligation to be incurred in the name or on the credit of the other Party.
10.06	Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior formal and informal agreements, proposals, promises, inducements, representations, conditions, warranties, understandings, negotiations and discussions, whether oral or written, of the Parties with respect thereto.
10.07	Governing Law. This Agreement and any modification hereof shall be construed, interpreted and enforced under the laws of the State of Tennessee, without regard to its choice of law principles.

10.08	Dispute Resolution. Any and all disputes, controversies, or claims arising out of or relating to this agreement, including without limitation, claims based on contract, tort, or statute, shall be determined by arbitration. The arbitration will be administered by the American Arbitration Association (AAA) in accordance with AAA commercial arbitration rules, except as modified by this Agreement. An arbitrator will be chosen by mutual agreement of the parties. Such arbitrator shall be duly qualified and experienced in the area of healthcare laws. If the parties fail to reach agreement within thirty (30) days of service of the demand for arbitration, the arbitrator will be chosen by the AAA. The costs of the arbitrator and the arbitration proceedings shall be borne equally by the parties. Each party will be responsible for its own costs. Unless otherwise agreed by the parties and the arbitrator, the arbitration hearings will be conducted in New York, New York. The arbitrator may, in his or her discretion, award reasonable attorney fees to the prevailing party. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.
10.09	Assignment. This Agreement and any rights or obligations hereunder are not assignable by either Party without the prior written consent of the other Party. A change in control of either Party shall be deemed an assignment under this Section. For purposes of this Section only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or other ownership interest of such entity.
10.10	Amendments. This Agreement may only be amended, changed or modified in writing, containing signatures of each Party hereto.
10.11	No Rights Conferred on Third Parties. The provisions hereof are for the sole benefit of the Parties hereto and will not be construed as conferring any rights on any other person.
10.12	Press Release; Publicity. Neither Party shall issue press releases or make public announcements relating to this Agreement without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section shall impair either Party’s compliance with law or regulations generally or with any requirements of the Securities and Exchange Commission or the national securities exchange or other stock market on which such Party’s securities are traded. In connection with any filing by either Party of a copy of this Agreement with the Securities and Exchange Commission (or the national securities exchange or other stock market on which such Party’s securities are traded), the filing Party shall endeavor to obtain confidential treatment of economic and trade secret information. Reasonably in advance of filing, if possible, the filing Party shall provide to the other Party a copy of the proposed filing and the Parties shall work cooperatively in good faith, taking into consideration the other Party’s suggestions, regarding the information for which the filing Party will seek to obtain confidential treatment.

10.13	Force Majeure. Neither Party shall be held responsible for any delay or failure in performance (other than payment obligations) to the extent that such delay or failure is caused by fire, flood, explosion, war, strike, labor action, terrorism, embargo, government regulation, riot, civil or military authority, acts of God, acts or omissions of carriers or other similar causes beyond its control.
10.14	Counterparts/Facsimile Signatures. This Agreement may be executed by the Parties in separate counterparts (including by facsimile transmission), each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement.
Signature Page to Follow

IN WITNESS WHEREOF this Agreement has been executed by the Parties effective as of the date first above written.

PRISON HEALTH SERVICES, INC		MAXOR NATIONAL PHARMACY SERVICES CORPORATION

By:	/s/ Michael W. Taylor	By:	/s/ John Ward

Its:	Senior Vice President, Chief Financial Officer	Its:	Chief Executive Officer

* CONFIDENTIAL INFORMATION CONSISTING OF 2 PAGES HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
Schedule I
[                      ]*

* CONFIDENTIAL INFORMATION CONSISTING OF 24 PAGES HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.
Schedule II
[                      ]*